Exhibit 99

CONTACT:	William S. Aichele
UNIVEST CORPORATION OF PENNSYLVANIA
215-721-2457

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA — UNIVEST NATIONAL BANK AND TRUST
CO. — REPORTS SOLID FIRST QUARTER EARNINGS

     Souderton, Pa, April 28, 2004-Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co., has reported net income of $5,450,000 or $.64 basic net income per share for the first quarter ended March 31, 2004. This represents an increase of 7.9% in net income and basic net income per share of 8.5% over the same period ended March 31, 2003.

     On April 1, 2004, Univest Corporation paid a quarterly cash dividend of $.25 per share which represents an increase of 25% over the same period last year.

     Diluted earnings per share were $.62 and $.58 per share for the three months ended March 31, 2004 and 2003 respectively.

     Assets totaled $1,624,403,000 and net worth totaled $150,921,000 as of March 31, 2004.

     Following Univest’s stock and overall trends in the industry is more convenient for investors and shareholders than ever before. In January 2004, Univest added a new investor relation’s link from its website found at www.univest.net. The site features includes financial highlights, detailed peer analysis, deposit market share data, and other valuable information.

     Univest Corporation of Pennsylvania and its subsidiaries, Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., provide community support, leadership, and strong performance in the financial services industry. Univest serves residents and businesses in Bucks and Montgomery counties through a network of 36 financial service centers and 43 ATM locations.

Univest Corporation of Pennsylvania
Financial Summary Highlights
(Unaudited)
(In thousands, except per share data)

	For the Quarter Ended,
	March 31, 2004	March 31, 2003	% CHANGE
Net interest income	$13,901	$11,661	19.21%
Provision for loan losses	$674	$400	68.50%
Net interest income after provision for loan losses	$13,227	$11,261	17.46%
Net income	$5,450	$5,049	7.94%
Net income per share:
Basic	$0.64	$0.59	8.47%
Diluted	$0.62	$0.58	6.90%
Dividends per share	$0.25	$0.20	25.00%

	March 31, 2004	March 31, 2003	% CHANGE
Total assets	$1,624,403	$1,305,904	24.39%
Total shareholders’ equity	$150,921	$136,604	10.48%
Total deposits	$1,233,776	$1,035,573	19.14%

FOR MORE INFORMATION call William S. Aichele, President and CEO at (215) 721-2457.